Exhibit 5.1

June 28, 2019	91966.00011

Sorrento Therapeutics, Inc.

4955 Directors Place

San Diego, CA 92121

Ladies and Gentlemen:

We have acted as counsel to Sorrento Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) of the rules and regulations of the Securities Act of 1933, as amended (the “Act”), of a prospectus supplement, dated June 28, 2019 (the “Prospectus Supplement”), to the Company’s Registration Statement on Form S-3 (File No. 333-221443) originally filed with the Commission under the Act on November 9, 2017, as amended by Amendment No. 1 thereto filed with the Commission under the Act on December 1, 2017 (as amended, the “Registration Statement”), and the related prospectus, dated December 6, 2017, included in the Registration Statement at the time it originally became effective (the “Base Prospectus” and, together with the Prospectus Supplement, the “Prospectus”), relating to the offering by the Company of: (1) up to 9,583,334 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share, (2) Series A warrants to purchase up to an aggregate of 9,583,334 shares of the Company’s common stock (the “Series A Warrants”), (3) Series B warrants to purchase up to an aggregate of 9,583,334 shares of the Company’s common stock (the “Series B Warrants”), (4) Series C warrants to purchase up to an aggregate of 9,583,334 shares of the Company’s common stock (the “Series C Warrants” and, together with the Series A Warrants and Series B Warrants, the “Warrants”), and (5) up to 28,750,002 shares of the Company’s common stock issuable upon exercise of the Warrants (the “Warrant Shares”). The Shares and the Warrants include up to an additional 1,250,000 Shares and/or 1,250,000 Warrant combinations (comprised of an aggregate of 1,250,000 Series A Warrants, 1,250,000 Series B Warrants and 1,250,000 Series C Warrants) that may be issued pursuant to an option to purchase additional shares granted to the underwriters of the offering. The Shares and Warrants are being sold to the several underwriters named in, and pursuant to, an underwriting agreement between the Company and JMP Securities LLC, as the representative of such underwriters, dated as of June 28, 2019 (the “Underwriting Agreement”).

In connection with this opinion, we have examined and relied upon the Registration Statement, the Prospectus, the Underwriting Agreement, the Company’s Restated Certificate of Incorporation, as amended, and the Company’s Amended and Restated Bylaws, each as currently in effect, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies thereof.

Our opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. Our opinion herein is expressed solely with respect to the federal laws of the United States and the General Corporation Law of the State of Delaware. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof. Our opinion is based on these laws as in effect on the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof.

June 28, 2019

On the basis of the foregoing, and in reliance thereon, we are of the opinion that: (i) the Shares, when issued and sold against payment therefor in accordance with the Underwriting Agreement, will be validly issued, fully paid and nonassessable, (ii) the Warrants, when issued and sold against payment therefor in accordance with the Underwriting Agreement, will be validly issued, fully paid and nonassessable, and (iii) the Warrant Shares, when issued and paid for in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to a Current Report of the Company on Form 8-K.

Very truly yours,

/s/ Paul Hastings LLP